                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 5, 2022
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS NET EARNINGS OF $4.5 MILLION OR $0.69 PER SHARE FOR THE 1ST QUARTER OF 2022.

Columbus, Ohio – May 5, 2022 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for first quarter ended March 31, 2022.

Q1 2022 Highlights

•	Net Income of $4.5 million and Earnings Per Share (EPS) of $0.69 for Q1.
•	Return on Average Assets (ROA) and Return on Average Equity (ROE) were 1.24% and 14.32%, respectively.
•	Book value per share increased to $19.70 at March 31, 2022.
•	Loans grew by $67 million, or 5.5%, during the first quarter of 2022. Net loans and leases totaled $1.3 billion at March 31, 2022.
•	Deposits increased by $52 million, or 4.2%, during the quarter.
•

Improved Efficiency Ratio of 53.10% for Q1 2022 reflects ongoing operating efficiencies being achieved through the repositioning of our residential mortgage lending business to a downsized and traditional Retail Originations model.  As a result, noninterest expense decreased $519,000 when compared to Q4 2021 and decreased $2.7 million when compared to Q1 2021.

•	Credit quality remains strong with loans more than 30 days past due at 0.07% of total loans at March 31, 2022.

Recent Developments

•	On April 4, 2022, the Company’s Board of Directors declared a Cash Dividend of $0.04 per share payable to shareholders on April 25, 2022.
•

Subsequent to quarter end, an additional substandard loan paid off in full, further reducing the criticized and classified loan totals to approximately $3.4 million, down from $4.1 million at March 31, 2022 and $6.1 million at December 31, 2021.

•	In March 2022, CFBank opened a full-service branch on Polaris Parkway in Columbus.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented, “Earnings for Q1 remain level with Q4 earnings with EPS of $0.69 and $0.68 respectively and Net Interest Income remained consistent despite some large early payoff fees received during Q4 2021.  During the first quarter, we continued with our nearly 10-year long track record of consistently achieving quality growth of both loans and deposits.  Commercial loans grew by over 5% during Q1 net of elevated loan payoffs, mostly CRE projects refinanced by permanent lenders. Our loan and business pipelines remain strong.

We are investing in expanding our Commercial & Retail Teams as well as our footprint and market presence in our Regional metro markets.  Indianapolis, our newest regional market is gaining traction.  We believe the Indianapolis market in particular has good potential for generating deposit relationships with not-for-profit organizations.

We believe that our bank is well equipped to capitalize on quality business and growth opportunities going forward. Additionally we believe that we are well positioned to operate successfully in a rising interest rate environment since approximately $450 million in loan balances are variable rate and will reprice once existing floor interest rates have been met.  CFBank possesses both strong Capital, and excellent Credit Quality, coupled with a deepened and strengthened Team of experienced Commercial Bankers.”

Robert E. Hoeweler, Chairman of the Board, added: “Our experienced team has demonstrated success adapting to the challenges and seizing upon the opportunities of changing economic backdrops. The team is well positioned to continue to serve our existing clientele, and we have products to attract and bring new customers to CFBank. We continue to be forward looking, identifying new opportunities as they develop.”

We are just Revving Up!

Overview of Results

Net income for the three months ended March 31, 2022 totaled $4.5 million (or $0.69 per diluted common share) compared to net income of $4.5 million (or $0.68 per diluted common share) for the three months ended December 31, 2021 and net income of $6.4 million (or $0.96 per diluted common share) for the three months ended March 31, 2021.

The decrease in net income compared to March 31, 2021 was primarily the result of decreased margins and volumes on Direct to Consumer (DTC) residential mortgage loans, partially offset by an increase in net interest income and  a decrease in other noninterest expense.

As a result of declining mortgage margins, we have exited the saleable-to-investors mortgage business in favor of portfolio lending with servicing retained.

Net Interest Income and Net Interest Margin

Net interest income totaled $10.8 million for the quarter ended March 31, 2022 and decreased $195,000, or 1.8%, compared to $11.0 million in the prior quarter, and increased $1.2 million, or 12.0%, compared to $9.6 million in the first quarter of 2021.  The decrease in net interest income compared to the prior quarter was primarily due to a  $220,000, or 10.2%, increase in interest expense, partially offset by a $25,000, or 0.2%, increase in interest income.  The increase in interest expense was attributed to a $75.2 million, or 7.6%, increase in average interest-bearing liabilities coupled with a 2bps increase in the average cost of funds on interest-bearing liabilities.  The increase in interest income was primarily attributed to a $72.9 million, or 5.6%, increase in average interest-earning assets outstanding,  partially offset by a  20bps decrease in average yield on interest-earning assets.    The net interest margin of 3.13% for the quarter ended March 31, 2022 decreased 23bps compared to the net interest margin of 3.36% for the prior quarter.  Our Q4 2021 margin was positively impacted by higher prepayment penalties received on early payoffs coupled with two extra days in the quarter.

The increase in net interest income compared to the first quarter of 2021 was primarily due to an $862,000, or 26.6%, decrease in interest expense and a $295,000, or 2.3%, increase in interest income.  The decrease in interest expense was attributed to a 20bps decrease in the average cost of funds on interest-bearing liabilities, coupled with a $113.8 million, or 9.7%, decrease in average interest-bearing liabilities.    The increase in interest income was primarily attributed to a 22bps increase in average yield on interest-earning assets, partially offset by a $48.9 million, or 3.4%, decrease in average interest-

earning assets outstanding.  The net interest margin of 3.13% for the quarter ended March 31, 2022 increased 44bps compared to the net interest margin of 2.69% for the first quarter of 2021.

Noninterest Income

Noninterest income for the quarter ended March 31, 2022 totaled $1.0 million and decreased $336,000, or 24.3%, compared to $1.4 million for the prior quarter.  The decrease was primarily due to a $285,000 decrease in the net gain on sales of SBA loans.

Noninterest income for the quarter ended March 31, 2022 decreased $6.2 million, or 85.5%, compared to $7.2 million for the quarter ended March 31, 2021.  The decrease was primarily due to a $5.8 million decrease in net gain on sale of residential mortgage loans.  The decrease in the net gain on sale of residential mortgage loans was the result of the Company’s decision to strategically scale down its residential mortgage lending business in response to the shift in the mortgage industry.

The following table represents the notional amount of loans sold during the three months ended March 31, 2022,  December 31, 2021, and March 31, 2021 (in thousands).

	Three Months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Notional amount of loans sold	$85,180	$130,407	$756,886

The following table represents the revenue recognized on mortgage activities for the three months ended March 31, 2022,  December 31, 2021, and March  31, 2021 (in thousands).

	Three Months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Gain on loans sold	$61	$1,025	$11,916
Gain (loss) from change in fair value of loans held-for-sale	(448)	(567)	(6,937)
Gain (loss) from change in fair value of derivatives	944	110	1,381
	$557	$568	$6,360

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2022 totaled $6.3 million and decreased $519,000, or 7.6%, compared to $6.8 million for the prior quarter.  The decrease in noninterest expense was primarily due to  a $444,000 decrease in advertising and marketing expense.  The decrease in advertising and marketing expense was the result of the decision to cease selling mortgages in the secondary market and transition to a retail focused loan origination model.

Noninterest expense for the quarter ended March 31, 2022 decreased $2.7 million, or 30.0%, compared to $9.0 million for the quarter ended March 31, 2021.  The decrease in noninterest expense was primarily due to  a $1.2 million decrease in advertising and marketing expense,  a $988,000 decrease in salaries and employee benefits, and a $608,000 decrease in professional fee expense. The decreases in advertising and marketing expense,  salaries and employee benefits expense, and professional fee expense were primarily the result of the scaling down and repositioning of our residential mortgage lending business as previously disclosed.

Income Tax Expense

Income tax expense was $1.0 million for the quarter ended March  31, 2022 (effective tax rate of 18.5%), compared to $1.1 million for the prior quarter (effective tax rate of 19.6%) and $1.5 million for the quarter ended March 31, 2021 (effective tax rate of 18.5%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.3 billion at March 31, 2022 and increased $67.2 million, or 5.5%, from $1.2 billion at December 31, 2021.  The increase in net loans during the quarter was primarily due to a $29.7 million increase in single-family residential loan balances, a $26.1 million increase in commercial loan balances, an $11.8 million increase in construction loan balances, and a $2.3 increase in commercial real estate loan balances, partially offset by a $2.7 million decrease in multi-family loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	March 31, 2022	December 31, 2021
Construction - 1-4 family	$34,386	$24,660
Construction - Multi-family	57,363	54,165
Construction - Non-residential	35,381	34,183
Hotel/Motel	17,078	17,118
Industrial / Warehouse	27,902	28,133
Land/Land Development	29,315	22,579
Medical/Healthcare/Senior Housing	3,297	5,213
Multi-family	60,990	68,591
Office	41,254	41,513
Retail	30,630	30,540
Other	$57,186	$58,955

Asset Quality

Nonaccrual loans were $1.0 million, or 0.08% of total loans at March 31, 2022,  an increase of $9,000 from nonaccrual loans of $1.0 million at December 31, 2021.  Loans past due more than 30 days totaled $946,000 at March 31, 2022 compared to  $3.6 million at December 31, 2021.

The allowance for loan and lease losses totaled $15.5 million at March 31, 2022 compared to $15.5 million at December 31, 2021.    The ratio of the ALLL to total loans was 1.20% at March 31, 2022 compared to 1.26% at December 31, 2020.

The provision for loan and lease losses expense was $0 for both the quarter ended March 31, 2022 and the prior quarter ended December 31, 2021.  Net recoveries for the quarter ended March 31, 2022 totaled $12,000 compared to net recoveries of $21,000 for the quarter ended December 31, 2021.

Deposits

Deposits totaled $1.3 billion at March 31, 2022,  an increase of $52.4 million, or 4.2%, when compared to $1.2 billion at December 31, 2021.  The increase when compared to December 31, 2021 is primarily due to  a $70.5 million increase in money market account balances and a  $13.6 million increase in certificate of deposit account balances,  partially offset by a $31.6 million decrease in checking account balances, and a $100,000 decrease in savings account balances.      Noninterest-bearing deposit accounts decreased $31.1 million to $253.8 million from $284.9 million at December 31, 2021.

Borrowings

FHLB advances and other debt totaled $83.2 million at March 31, 2022,  a decrease of $6.5 million when compared to $89.7 million at December 31, 2021. The decrease was due to repayments of $6.5 million in FHLB advances.

Capital

Stockholders’ equity totaled $128.3 million at March 31, 2022, an increase of $3.0 million, or 2.4%, from $125.3 million at December 31, 2021.  The increase in total stockholders’ equity during the three months ended March 31, 2022 was primarily attributed to net income, partially offset by a $1.0 million other comprehensive loss and share repurchases of $331,000.  The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of nearly 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank has been recognized as among the Top 200 Publicly Traded Community Banks by American Banker, and in addition, as a Small Cap All-Star performer by Piper Sandler in 2021, 2020, and 2019. CFBank is the only Ohio-based bank and one of only four banks in the country that have achieved this award for the past three consecutive years (2019, 2020 and 2021). In addition,  CFBank was ranked #4 in Performance and #2 in Growth Strategy by Bank Director magazine based on 2020 performance and growth.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs, and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2021.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2022	2021	% change
Total interest income	$13,152	$12,857	2%
Total interest expense	2,378	3,240	-27%
Net interest income	10,774	9,617	12%

Provision for loan and lease losses	-	-	n/m
Net interest income after provision for loan and lease losses	10,774	9,617	12%

Noninterest income
Service charges on deposit accounts	266	193	38%
Net gain on sales of residential mortgage loans	557	6,360	-91%
Swap fee income	13	182	-93%
Gain on redemption of life insurance	-	380	n/m
Other	210	115	83%
Noninterest income	1,046	7,230	-86%

Noninterest expense
Salaries and employee benefits	3,621	4,609	-21%
Occupancy and equipment	319	322	-1%
Data processing	520	536	-3%
Franchise and other taxes	323	239	35%
Professional fees	607	1,215	-50%
Director fees	141	152	-7%
Postage, printing, and supplies	43	39	10%
Advertising and marketing	45	1,244	-96%
Telephone	53	59	-10%
Loan expenses	100	57	75%
Depreciation	115	97	19%
FDIC premiums	151	239	-37%
Regulatory assessment	66	65	2%
Other insurance	44	28	57%
Other	129	68	90%
Noninterest expense	6,277	8,969	-30%

Income before income taxes	5,543	7,878	-30%
Income tax expense	1,025	1,457	-30%
Net Income	$4,518	$6,421	-30%

Share Data
Basic earnings per common share	$0.70	$0.98
Diluted earnings per common share	$0.69	$0.96

Average common shares outstanding - basic	6,417,881	6,537,751
Average common shares outstanding - diluted	6,548,380	6,670,591

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2022	2021	2021	2021	2021
Assets
Cash and cash equivalents	$168,290	$166,591	$68,161	$134,321	$125,814
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	13,004	16,347	17,128	17,661	9,738
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	8,470	27,988	77,946	254,327	430,453
Loans and leases	1,296,836	1,229,657	1,139,199	1,016,972	983,888
Less allowance for loan and lease losses	(15,520)	(15,508)	(15,487)	(15,495)	(17,086)
Loans and leases, net	1,281,316	1,214,149	1,123,712	1,001,477	966,802
FHLB and FRB stock	7,326	7,315	6,475	6,164	6,164
Premises and equipment, net	6,032	5,869	3,944	3,765	3,769
Other assets held for sale	-	-	-	29,308	-
Operating lease right of use assets	1,782	1,925	1,462	1,584	1,537
Bank owned life insurance	25,889	25,743	25,582	25,439	25,302
Accrued interest receivable and other assets	26,986	24,562	25,446	28,635	29,958
Total assets	$1,544,195	$1,495,589	$1,354,956	$1,507,781	$1,604,637

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$253,778	$284,935	$243,153	$249,557	$216,935
Interest bearing	1,045,008	961,417	913,637	922,312	1,103,445
Total deposits	1,298,786	1,246,352	1,156,790	1,171,869	1,320,380
FHLB advances and other debt	83,235	89,727	41,218	74,290	137,894
Advances by borrowers for taxes and insurance	2,078	2,752	1,756	1,412	921
Operating lease liabilities	1,889	2,032	1,578	1,709	1,672
Other liabilities held for sale	-	-	-	107,229	-
Accrued interest payable and other liabilities	14,972	14,513	15,571	16,549	12,265
Subordinated debentures	14,893	14,883	14,874	14,864	14,854
Total liabilities	1,415,853	1,370,259	1,231,787	1,387,922	1,487,986

Stockholders' equity	128,342	125,330	123,169	119,859	116,651
Total liabilities and stockholders' equity	$1,544,195	$1,495,589	$1,354,956	$1,507,781	$1,604,637

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$20,309	$224	4.36%	$21,768	$227	4.18%	$14,854	$133	3.61%
Loans held for sale	22,925	172	3.00%	47,523	225	1.89%	385,811	2,220	2.30%
Loans and leases (3)	1,239,126	12,656	4.09%	1,158,355	12,579	4.34%	914,296	10,421	4.56%
Other earning assets	89,004	38	0.17%	71,647	29	0.16%	106,657	28	0.11%
FHLB and FRB stock	7,319	62	3.39%	6,520	67	4.11%	5,974	55	3.68%
Total interest-earning assets	1,378,683	13,152	3.82%	1,305,813	13,127	4.02%	1,427,592	12,857	3.60%
Noninterest-earning assets	77,320			75,345			79,770
Total assets	$1,456,003			$1,381,158			$1,507,362

Interest-bearing liabilities:
Deposits	$956,568	1,684	0.70%	$924,453	1,632	0.71%	$991,325	2,497	1.01%
FHLB advances and other borrowings	102,860	694	2.70%	59,782	526	3.52%	181,869	743	1.63%
Total interest-bearing liabilities	1,059,428	2,378	0.90%	984,235	2,158	0.88%	1,173,194	3,240	1.10%

Noninterest-bearing liabilities	270,376			273,691			221,190
Total liabilities	1,329,804			1,257,926			1,394,384

Equity	126,199			123,232			112,978
Total liabilities and equity	$1,456,003			$1,381,158			$1,507,362

Net interest-earning assets	$319,255			$321,578			$254,398
Net interest income/interest rate spread		$10,774	2.92%		$10,969	3.14%		$9,617	2.50%
Net interest margin			3.13%			3.36%			2.69%
Average interest-earning assets
to average interest-bearing liabilities	130.13%			132.67%			121.26%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2022	2021	2021	2021	2021
Earnings and Dividends
Net interest income	$10,774	$10,969	$10,413	$11,040	$9,617
Provision for loan and lease losses	$-	$-	$-	$(1,600)	$-
Noninterest income	$1,046	$1,382	$2,077	$951	$7,230
Noninterest expense	$6,277	$6,796	$7,429	$9,267	$8,969
Net Income	$4,518	$4,467	$4,076	$3,489	$6,421
Basic earnings per common share	$0.70	$0.69	$0.63	$0.53	$0.98
Diluted earnings per common share	$0.69	$0.68	$0.61	$0.52	$0.96
Dividends declared per share	$0.04	$0.04	$0.03	$0.03	$0.03

Performance Ratios (annualized)
Return on average assets	1.24%	1.29%	1.18%	0.88%	1.70%
Return on average equity	14.32%	14.50%	13.43%	12.02%	22.73%
Average yield on interest-earning assets	3.82%	4.02%	3.92%	3.65%	3.60%
Average rate paid on interest-bearing liabilities	0.90%	0.88%	0.93%	0.87%	1.10%
Average interest rate spread	2.92%	3.14%	2.99%	2.78%	2.50%
Net interest margin, fully taxable equivalent	3.13%	3.36%	3.21%	2.95%	2.69%
Efficiency ratio	53.10%	55.02%	59.48%	77.28%	53.24%
Noninterest expense to average assets	1.72%	1.97%	2.15%	2.35%	2.38%

Capital
Tier 1 capital leverage ratio (1)	11.06%	11.29%	11.04%	9.72%	9.37%
Total risk-based capital ratio (1)	14.01%	14.02%	14.22%	14.10%	13.18%
Tier 1 risk-based capital ratio (1)	12.76%	12.77%	12.97%	12.85%	11.92%
Common equity tier 1 capital to risk weighted assets (1)	12.76%	12.77%	12.97%	12.85%	11.92%
Equity to total assets at end of period	8.31%	8.38%	9.09%	7.95%	7.27%
Book value per common share	$19.70	$19.28	$18.69	$18.07	$17.55
Tangible book value per common share	$19.70	$19.28	$18.69	$18.07	$17.55
Period-end market value per common share	$22.30	$20.53	$20.45	$19.48	$19.96
Period-end common shares outstanding	6,515,927	6,500,248	6,588,343	6,631,589	6,645,956
Average basic common shares outstanding	6,417,881	6,448,896	6,510,504	6,536,422	6,537,751
Average diluted common shares outstanding	6,548,380	6,585,511	6,657,250	6,689,253	6,670,591

Asset Quality
Nonperforming loans	$1,006	$997	$1,011	$327	$641
Nonperforming loans to total loans	0.08%	0.08%	0.09%	0.03%	0.07%
Nonperforming assets to total assets	0.07%	0.07%	0.07%	0.02%	0.04%
Allowance for loan and lease losses to total loans	1.20%	1.26%	1.36%	1.52%	1.74%
Allowance for loan and lease losses to nonperforming loans	1542.74%	1555.47%	1531.85%	4738.53%	2665.52%
Net charge-offs (recoveries)	$(12)	$(21)	$8	$(9)	$(64)
Annualized net charge-offs (recoveries) to average loans	0.00%	(0.01%)	0.00%	0.00%	(0.03%)

Average Balances
Loans	$1,254,639	$1,173,853	$1,065,069	$1,023,152	$931,323
Assets	$1,456,003	$1,381,158	$1,379,249	$1,576,953	$1,507,362
Stockholders' equity	$126,199	$123,232	$121,394	$116,117	$112,978

(1)  Regulatory capital ratios of CFBank